CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 7 day of December, 2011 by and between EOS Petro Inc. (hereinafter referred to as “EOS”), and Brian Hannan and Jeff Ahlholm, both individuals and co-owners of AGRA Capital Advisors and Glacier Partners Holdings, LLC (hereinafter referred to as “Glacier Partners”), and hereinafter collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, EOS is a new private company that is engaged in the business of oil exploration and drilling and associated business activities; and

WHEREAS, Jeff Ahlholm, and Brian Hannan are partners of Glacier Partners and Glacier Partners is currently the M&A advisor to EOS. And

WHEREAS, Glacier Partners has special abilities and experience in the areas of general business management, business development, corporate strategy and asset funding for operating companies and emerging growth enterprises, and in particular companies active in the energy field; and

WHEREAS, in addition to Glacier Partners’ role as an M&A advisor, Glacier Partners has agreed to provide ongoing consulting services to EOS in order to assist EOS with general business expansion strategies, board organization and management, business management and asset/project finance funding for oil/gas land rights, exploration, existing operating oil/gas wells, etc.; and

WHEREAS, it is the desire of the Parties to define and set out their relationship in writing and the circumstances under which Glacier Partners shall provide such consulting services.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1.            CONSULTING SERVICES. EOS hereby agrees to retain Glacier Partners to provide consulting support and advisory services to include business expansion strategies, business management, project financing and optimization support through the contractual structure outlined by this Agreement. Glacier Partners shall devote such of its time and effort as may be necessary to discharge its duties under this Agreement. While Glacier Partners shall not be restricted from engaging in other business activities during the Term of this Agreement, Glacier Partners shall not provide services to any entity that directly competes with EOS. Services shall include but not be limited to the following:

•	Board, Recruitment and Management.

o	Board Recruitment ☐ If desired by EOS, Glacier Partners will identify, advise and lead discussions with additional professionals targeted to be recruited to the board of EOS.

•	Acquisitions:

o	Acquisition Assessment and Board Review – Glacier Partners will assist EOS with its assessment of all new company acquisitions targeted by EOS. Glacier Partners will lead in the detailed evaluation consistent with classic Harvard Business Review outline form and prepare an appropriate report for the EOS Board with the company’s recommendation in accordance with corporate standards.

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o	Acquisition Negotiations ☐ Glacier Partners will assist and/or lead the negotiations process of such acquisitions at the direction of EOS. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

o	Asset Acquisitions ☐ Glacier Partners will assist EOS with its assessment of any targeted oil field, works, and associated asset acquisitions contemplated by EOS. Work to include an assessment of new market territories and acquisition targets. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

•	Financing:

o	Assist, support and/or lead EOS efforts to secure energy project financing to move forward with the development of EOS oil exploration.

o	Glacier Partners will help identify, target and lead discussions with targeted project finance partners. Work to include travel and face-to-face meetings with such targeted financial partners.

•	Other specific assignments determined by EOS.

2.             PURPOSE. The purpose of this arrangement is to carry on any and all such other activities as may be necessary to provide the Consulting Services outlined above and to support the growth and operation of the business of EOS.

3.             OFFICE, SUPPLIES AND EXPENSES. While it is not anticipated that Glacier Partners representatives will need to work extensively from EOS offices, Glacier Partners is prepared to provide any on-site work as required and EOS shall provide any necessary office space to allow Glacier Partners to conduct any on-site work that may be required to perform the Consulting Services outlined herein. Glacier Partners shall be reimbursed by EOS for all reasonable and industry standard expenses and supplies required carrying out the duties contemplated by this Agreement. Glacier Partners shall obtain EOS’s written approval for any travel incurred on behalf of EOS and for any single expense over $500. Such approval may be provided via email transmission and reimbursement shall be made by EOS within 30 days of formal submittal by Glacier Partners regardless of how compensation is structured at such time.

4.             TERM. The Agreement shall commence on December 7, 2011 and shall continue for a period of 12 months. Thereafter, this Agreement shall continue indefinitely or until terminated by either of the Parties upon 30 days written notice thereof to the other Party. Such notice to be provided by email communication.

5.             MINIMUM MANPOWER COMMITMENT AND COMPENSATION. Glacier Partners will provide the work necessary to meet the requirements of the Consulting Services as outlined above. Glacier Partners will also commit to one in-person meeting per month ‒ preferably in a manner that shall integrate with other Glacier Partners travel activity to maximize efficiency and to minimize travel expense to EOS. In addition, Glacier Partners recommends holding a standing conference call on two afternoons each week to review general strategy. At other times, Glacier Partners will provide regular email updates along with a more formal Monthly Report.

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Glacier Partners will also provide availability for approximately 1 to 2 strategy or project finance meetings/trips per month on behalf of EOS (albeit, Glacier Partners will always try to combine travel with other business initiatives to reduce cost to EOS.)

Compensation:

•	Monthly retainer ‒ As compensation for the services contemplated herein, Glacier Partners will be paid a monthly fee of $30,000 per month, payable on the 15th of each month for a period of twelve (12) months. This monthly advisory fee shall be capped at $360,000 at which point Glacier Partners shall continue performing its services to EOS on strictly a commission-only basis. This monthly retainer may be payable as either cash or in the form of EOS stock, based on the mutual agreement of both EOS and Glacier Partners.

•	M&A Advisory and Finders’ Fees. Success based fees are subject to approval by EOS in any specific instance and shall not be less than two percent (2.0%) of the transaction value, including but not limited to the assumption of existing debt or seller carrybacks, without the prior written acceptance of such terms by Glacier Partners. Glacier Partners shall be paid either directly from escrow when possible or within three (3) business days of closing directly by EOS. EOS agrees to support the following schedule of M&A Advisory Fees to Glacier Partners on transactions either jointly originated or originated by EOS Affiliates:

2.5% for Transactions under $25 million

2.0% for Transactions under $50 million

1.5% for Transactions under $100 million

1.0% for Transactions over $100 million

NOTE: The advisory percentages/rates listed above shall be doubled for any and all Transactions originated by Glacier Partners for EOS, and these “Glacier Partners Sources and M&A Targets” shall survive any Termination of this Agreement, with respect to commissions due and payable to Glacier Partners at the closing of any such Transaction.

•	Stock compensation ‒ in exchange for Glacier Partners’ initial efforts and support of EOS during the time at which EOS is unable to pay the monthly retainer in due to the lack of the occurrence of (a) or (b) outlined above, Glacier Partners shall be granted the right to purchase 850,000 shares of EOS‘s common stock pursuant to a Share Purchase Agreement (see exhibit A) for $85,000 US dollars. The stock shall have equal registration status and trading rights as stock held by Nikolas Konstant and his affiliates. The Grant of Stock to Glacier Partners Holdings, LLC will be subject to a LU/LO agreement.

6.            REPRESENTATION AND WARRANTIES. The Parties hereby represent and warrant to each other that they have full power and authority to execute, deliver and perform the terms and provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

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7.             INDEMNIFICATION. Each Party hereby agrees to indemnify and hold harmless the other Party and its directors, officers, employees and/or affiliates against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding or investigation (whether or not in connection with litigation to which the Consultant is a party) (collectively, the “Liabilities”) arising out of or in connection with the activities contemplated by this Agreement, so long as such Liabilities arise from the negligent and/or willful misconduct of the violating Party, or the violation in any material respect of applicable federal or state securities laws by the violating Party with respect to any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated, or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that this provision shall not apply to any Liabilities to the extent found by a court of competent jurisdiction to have resulted from the willful misconduct or violation in any material respect of applicable federal or state securities laws by the Other Party. to the extent set forth in Section 8(b) hereof. Each party entitled to indemnification under this Agreement (the “Indemnified Party”), shall give notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. Upon receipt of such notice, the Indemnifying Party shall conduct the defense of such claim or any litigation resulting there from. The Indemnified Party may, however, participate in such defense as such Indemnified Party’s sole expense. The Indemnified Party shall furnish such information regarding the claim in question as the Indemnifying Party may reasonably request in writing in connection with the defense of any such claim and litigation resulting there from.

8.             INDEPENDENT CONTRACTORS. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer or employee. Except as otherwise expressly provided herein, Glacier Partners and its representatives acknowledge that they are not an officer, director or agent of Knight in any way and as such may not commit Knight to any action.

9.             MISCELLANEOUS PROVISIONS.

(a)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

(b)      Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)       Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Los Angeles, California before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

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(d)      Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)       Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Consultant and the Company and their respective successors and permitted assigns. Except however, that this Agreement will automatically terminate without further liability on the part of either party due to the death or incapacitation of Glacier Partners’ principals.

(f)        Nonwaiver of Rights. The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

i.	if to EOS PERTO inc.:

Nikolas Konstant

2049 Century Park East Suite 3670

Los Angeles, CA. 90067

Nkonstant@cos-petro.com

ii.	if to Glacier Holdings, LLC:

Benjamin Beaird

28930 Dargan Street

Agoura Hills, CA 91391

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(h)         Assignability. This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto.

(i)          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)          Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 7 hereof.

(k)         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EOS Petro Inc.

By:	/s/ Nikolas Konstant

Its: Chairman of the Board

GLACIER PARTNERS, LLC

By:	/s/ Jeffrey K. Ahlholm

Name: Jeffrey K. Ahlholm
Its: Partner

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EXHIBIT A

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of ________, (the "Effective Date"), is entered into by and among Eos Petro, Inc., a Delaware Corporation (the "Company" and Glacier Holdings, LLC (the "Purchaser").

WHEREAS, the Company desires to sell, and the Purchaser desires to purchase, 850,000 shares (the "Shares") of the Company's common stock, par value $0.001(the "Common Stock") for the consideration and on the terms set forth herein;

WHEREAS, the Company presently it will not be able to pay the cash compensation to Glacier Holdings, LLC, as per the advisory agreement, Glacier Holdings can purchase the shares of the Company in Lieu of cash payment compensation of up to $85,000 US dollars.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants, agreements or obligations hereinafter set forth and the mutual benefits to the parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Purchaser agree as follows:

1.            Sale of Common Stock.

1.1       Encumbrances and Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby sells, conveys, assigns and transfer to Purchaser, and Purchaser hereby purchases from the Company, all of the Company's right, title and interest in and to the Shares free and clear of all liens, pledges, claims, charges, equities, agreements, rights, options, warrants, restrictions and encumbrances (collectively, "Encumbrances") of any kind, nature or description, for a an aggregate purchase price of $85,000.

2.           Representations and Warranties of the Company. The Company hereby represents and warrants on the date hereof, as follows:

2.1       Authorization. All corporate action required to be taken by the Company's Board of Directors and stockholders in order to authorize the Company to enter into this Agreement and to issue the Shares, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement and the issuance and delivery of the Shares has been taken. The Agreement, when fully executed, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) to the extent the indemnification provisions contained herein may be limited by applicable securities laws.

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2.2       Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable securities laws and liens or encumbrances created by or imposed on such shares by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.3 below, the Shares will be issued in compliance with all applicable securities laws. The Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable securities laws and liens or encumbrances created by or imposed on such shares by the Purchaser. Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Section 2.3 below, the shares of Common Stock issuable upon conversion of the Purchased Securities will be issued in compliance with all applicable securities laws.

2.3       Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any person is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner as required.

2.3       Business of Company. The Company is not making nor has it made any representations to the Purchaser whatsoever as to the past, present or future business or financial condition or prospects of the Company, or as to the value of the Company's assets, the amount of the Company's liabilities (whether fixed or contingent), or any other fact relating to the existence, history, operation, prospects or condition, financial or otherwise, of the Company.

2.4       No Conflict. The execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party.

3.           Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants on the date hereof, as follows:

3.1       Investment Intent. The Purchaser is acquiring the Shares as principal for the Purchaser's own account for investment purposes only and not with a view to or for distributing or reselling the Shares or any part thereof. The Purchaser is acquiring the Shares hereunder in the ordinary course of the Purchaser's business. The Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

3.2       Investor Status. The Purchaser has the financial ability to bear the economic risk of the Purchaser's investment, has adequate means for providing for the Purchaser's current needs and contingencies, and has no need for liquidity with respect to the Purchaser's investment in the Company. The Purchaser and the Purchaser's attorney, accountant, purchaser representative and/or tax advisor, if any, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares.

3.3       Authority. This Agreement has been validly authorized, executed and delivered by the Purchaser and is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement by the Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Purchaser is a party.

3.4       No Registration. The Purchaser acknowledges that he is fully informed that the Shares being sold hereunder are not being registered under the federal securities laws or the or the securities or blue sky laws of any state or foreign jurisdiction; that such Shares must be held indefinitely unless they are subsequently registered under any applicable federal or state securities laws, or unless an exemption from registration is available thereunder; and that the Company has no obligation to register the Shares.

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3.5       Reliance on Representations and Warranties. The Purchaser understands that the Shares are being sold to the Purchaser in reliance on specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in order to determine the applicability of such provisions.

3.6       No Advertisement. The Purchaser is not acquiring the Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.     Legend. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)       Any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the Shares represented by the certificate so legended.

(b)       Any legend set forth in, or required by, the Lock-Up Leak-Out Agreement attached hereto as Exhibit A

5.           Indemnification. The Purchaser agrees to indemnify and hold harmless the Company and its respective officers and directors, employees and affiliates and each other person, if any, who controls any of the foregoing, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty made herein, or any breach of, or failure to comply with, any covenant or agreement made herein or in any other document furnished by the Purchaser to the Company, its officers and directors, employees and its affiliates and each other person, if any, who controls any of the foregoing in connection with the sale of the Shares hereunder.

6.           Breach by Company; Cure Period; Damages and Specific Performance. If the Company fails to deliver the Shares on the Effective Date, then the Company shall be in breach of this Agreement. Upon receipt of written notice from the Purchaser notifying the Company of Company's breach, Company has five (5) business days from the date of receipt of the notice to cure any such breach and deliver the Shares. If Company fails to cure any such breach, the Purchaser may pursue any and all remedies available to the Purchaser pursuant to Section 6 of this Agreement. In the event of a breach of this Agreement by the Company, the Purchaser shall be entitled to damages and shall have the right to seek specific performance of this Agreement.

7.           Miscellaneous.

7.1       Binding Agreement. This Agreement and the covenants and agreements herein contained shall inure to the benefit of and shall bind the respective parties hereto and their respective successors and assigns.

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7.2       Governing Law; Consent to Personal Jurisdiction. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state. The Purchaser hereby expressly consents to the personal jurisdiction of the state and federal courts in and for Los Angeles County, California, for any lawsuit arising from or related to this Agreement. The Purchaser waives any objection which the Purchaser may have based on lack of jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted in any state or federal court located within Los Angeles County, California, and consent to the granting of such legal or equitable relief as is deemed appropriate by such court.

7.3       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile signature.

7.4       Entire Agreement. This Agreement is intended to embody the final, complete and exclusive agreement between the Company and Purchaser with respect to the subject matter hereof and is intended to supersede all prior agreements, understandings and representations, whether written or oral, with respect hereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral. For the avoidance of doubt, this Agreement supersedes the Eos Petro, Inc. Preferred Stock Purchase Agreement dated August 1, 2011, as amended, between the Company, the Purchaser, The Princeville Group and Cellteck.

7.5       Severability. If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and be of no force and effect. To the extent permitted under applicable law, such void or unenforceable provision shall not affect the validity of the remaining provisions of this Agreement.

7.6       Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed:

If to Purchaser:	Glacier Holdings, LLC
28930 Dargan Street
Agoura Hills, CA 91391

If to Company:	Eos Petro, Inc.
2049 Century Park East Suite
3670 Los Angeles, CA. 90067

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SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

COMPANY:

Eos Petro,

Inc.

By
Name:
Title:

PURCHASER:

Glacier Holdings, LLC

By
Name:
Title:

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